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                                                                     EXHIBIT 4.7


                                 AMENDMENT NO. 3
                                       TO
                             DISTRIBUTION AGREEMENT


         THIS AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT (this "Amendment") is made and entered into as of the ___ day of February, 2002, and is by and among Protherics Inc., a Delaware corporation located in Nashville, Tennessee ("Protherics") and Altana, Inc., a New York corporation located in Melville, New York ("Altana"). Terms used and not defined in this Amendment shall have the meanings given to such terms in the Distribution Agreement, dated as of October 11, 1997 (the "Distribution Agreement").


                                   WITNESSETH:
                                   -----------

         WHEREAS, Altana and Therapeutic Antibodies Inc., a Delaware corporation ("TAb") entered into the Distribution Agreement, effective as of October 11, 1997, which agreement was amended on each of October 25, 1999 and September 12, 2000.

         WHEREAS, TAb merged with and into a wholly-owned subsidiary of Proteus International PLC effective as of September 15, 1999 (the "Merger") and, as a result of the Merger, Proteus International PLC changed its name to "Protherics PLC," and the wholly-owned subsidiary into which TAb was merged changed its name to "Protherics Inc.";

         WHEREAS, as a result of the Merger, Protherics Inc. assumed all of the rights and obligations of TAb, including all of TAb's rights and obligations under the Distribution Agreement;

         WHEREAS, Protherics and Altana desire to amend the Distribution Agreement as and to the extent set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Altana Sales Representatives. Protherics and Altana hereby agree to modify the requirement that at least 85% of Altana's Savage Laboratories division sales representatives be assigned to the Products. Altana represents to Protherics that notwithstanding such modification, Altana will be able to perform its marketing and sales obligations under the Agreement at substantially the same level as it would be able to perform in the absence of such modification. Accordingly, Section 7.11 of the Distribution Agreement shall be amended by deleting the first sentence thereof and substituting therefor the following:

         "Altana shall assign responsibility for the promotion, distribution and sale of the Products to not less than 10 dedicated field sales representatives at all times following the initial Commencement Date."



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         2.       Distribution to Zoos and Military. Protherics and Altana
hereby agree to eliminate the restriction that Altana may not market and distribute CroFab(TM) to zoos and military purchasers. Accordingly, the following sections of the Distribution Agreement shall be amended as follows:

         (i) Section 6.1 is hereby amended to delete the proviso clause at the end of the first sentence.

         (ii)     Section 6.3 shall be amended to read as follows:

                  "Altana agrees that it shall not advertise, promote, distribute, sell or otherwise utilize the Products and/or Trademarks outside of the Territory, and Protherics agrees that it will not authorize any of its distributors to supply the Products into the Territory. Protherics shall take such reasonable measures as Altana requests to ensure that its designees and customers do not sell Products within the Territory."

         (iii) Section 14.3 shall be amended by deleting the last sentence thereof and substituting therefor the following:

         "Altana's right to use any Trademarks developed by Protherics for use with the Products shall be non-assignable and non-exclusive as to distribution of any Product outside the Territory."

         (iv) The first section of Schedule 8.1 (with respect to CroFab(TM) (formerly CroTAb(R))) is hereby amended by deleting Section (10) thereof in it's entirety.


         3. DigiFab(TM) Royalties. The second section of Schedule 8.1 (with respect to DigiFab(TM) (formerly DigiTAb(TM))) is hereby amended by deleting the second paragraph of Section 1 thereof in its entirety and substituting therefor the following:

                  [*]

         4. Returns of Expired Product. To the extent that any End User returns expired DigiFab(TM) Product to Altana, Altana shall notify Protherics in writing of the quantity of such returned Product and request additional Product to replace the expired Product. If so requested, Protherics shall supply such additional quantities of Product as indicated in the notice. Altana shall reimburse Protherics the amount of $50 per vial of Product so replaced.

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.


                                       2
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         5.       Applicable Law. This Amendment and the rights of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

         6. Severability. In case any one or more of the provisions contained in this Amendment or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

         7. Binding Effect. Except as herein otherwise provided to the contrary, the Agreement, as modified by this Amendment, shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, transferees and assigns.

         8. Section Captions. Section and other captions contained in this Amendment are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.

         9.       Counterpart Execution. This Amendment may be executed in one
(1) or more counterparts all of which together shall constitute one and the same Amendment.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]



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         IN WITNESS WHEREOF, this Amendment is executed effective as of the date first set forth above.



                                    ALTANA, INC.:


                                    By: /s/ T.W. Cole
                                        ----------------------------

                                    Title: President
                                          --------------------------



                                    PROTHERICS, INC.:


                                    By: /s/ Saul Komisar
                                        ----------------------------

                                    Title: President
                                          --------------------------